UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2018

CONTINENTAL RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-32886	73-0767549
(Commission File Number)	(IRS Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

(405) 234-9000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On April 9, 2018, Continental Resources, Inc. (the “Company”) as borrower, and its subsidiaries Banner Pipeline Company, L.L.C., CLR Asset Holdings, LLC and The Mineral Resources Company as guarantors, entered into an unsecured Revolving Credit Agreement with MUFG Union Bank, N.A., as Administrative Agent, MUFG Union Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD Securities (USA) LLC and Mizuho Bank, Ltd., as Joint Lead Arrangers and Joint Bookrunners, Compass Bank, Citibank, N.A., Export Development Canada, ING Bank, JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents and the other lenders named therein (the “Credit Facility”). Under the Credit Facility, the Company has a borrowing capacity of $1.5 billion and the Credit Facility has a maturity date in April 2023. The amount available under the Credit Facility can be increased by up to an additional $2.5 billion in the future upon the agreement of the Company and participating lenders. The Credit Facility replaced the Company’s $2.75 billion unsecured revolving credit facility that was due to mature in May 2019.

The terms of the Credit Facility include covenants limiting the amount of debt that can be incurred by the Company’s subsidiaries that do not guarantee the Credit Facility and that restrict the ability of the Company and its Restricted Subsidiaries (as such term is defined in the Credit Facility) to incur liens and engage in sale and leaseback transactions. The Credit Facility also contains a financial covenant that requires the Company to maintain a net debt to capitalization ratio that does not exceed 0.65 to 1.0. The Credit Facility also includes a covenant that restricts the ability of the Company to merge, consolidate or sell all or substantially all of its assets.

The Credit Facility includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to certain non-payments in connection with indebtedness in an aggregate principal amount of $100 million or more; bankruptcy; judgments involving liability of $100 million or more that are not paid; and ERISA events. Many events of default are subject to customary notice and cure periods.

MUFG Union Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD Securities (USA) LLC and Mizuho Bank, Ltd. were Joint Lead Arrangers and Joint Bookrunners. In addition, certain of the lenders party to the Credit Facility, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The above description of the material terms and conditions of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed as Exhibit 10.1 hereto.

Item 1.02 – Termination of a Material Definitive Agreement.

In connection with the execution and delivery of the Credit Facility described in Item 1.01 above, the Company terminated its then-existing Revolving Credit Agreement dated May 16, 2014, as amended, among the Company, as borrower, and its subsidiaries Banner Pipeline Company, L.L.C., CLR Asset Holdings, LLC and The Mineral Resources Company, as guarantors, and MUFG Union Bank, N.A., as Administrative Agent, MUFG Union Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Compass Bank and The Royal Bank of Scotland plc, as Co-Syndication Agents, Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents and the other lenders named therein (the “Prior Credit Facility”). The Company did not pay any prepayment penalties in connection with the termination of the Prior Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility in Item 1.01 is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Revolving Credit Agreement dated April 9, 2018 among Continental Resources, Inc. as borrower, and its subsidiaries Banner Pipeline Company, L.L.C., CLR Asset Holdings, LLC and The Mineral Resources Company as guarantors, MUFG Union Bank, N.A., as Administrative Agent, MUFG Union Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD Securities (USA) LLC and Mizuho Bank, Ltd., as Joint Lead Arrangers and Joint Bookrunners, Compass Bank, Citibank, N.A., Export Development Canada, ING Bank, JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents and the other lenders named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC. (Registrant)

Dated: April 12, 2018	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer